Exhibit 10.61

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into on August 5, 2003 to be effective as of July 16, 2003, by and between New World Restaurant Group, Inc., a Delaware corporation (the “Company”), and Herbert Buchwald, P.A., a Florida Professional Association (the “Consultant”).

PRELIMINARY STATEMENTS

A.            The Company is a Delaware corporation primarily engaged in the operation of bagel bakeries.

B.            Consultant is knowledgeable and experienced in legal and business matters affecting the business and affairs of the Company.

C.            The Company desires to retain Consultant to provide certain legal, consulting and advisory services to the Board of Directors of the Company (the “Board”) in connection with the Company’s ongoing business activities (the “Services”) under the terms and conditions set forth herein, and Consultant desires to be so retained.

NOW, THEREFORE, for good, valuable and binding consideration, the receipt and sufficiency of which we hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

STATEMENT OF AGREEMENT

                1.             Retention as Independent Contractor Consultant.  The Company hereby retains Consultant as an independent contractor consultant (not as an employee) for a period beginning on the date hereof and, subject to earlier termination as provided herein, expiring on the third anniversary of the date hereof.  In such capacity, Consultant shall perform the Services including those Services further detailed on Schedule I hereof.  Consultant shall be and at all times remain an independent contractor of the Company.  Neither the Company nor Consultant shall be considered or held to be a partner, limited partner, associate or agent of the other, or be joint venturers with one another.  Neither the Company nor Consultant shall be authorized by the other to contract any debt, liability or obligation for or on behalf of the other.  As an independent contractor, Consultant shall accept any directions issued by the Board (through its designated representative) pertaining to the goals to be attained and the results to be achieved, but shall be solely responsible for the means and method of work in which it will perform Services under this Agreement.  Consultant agrees to complete all Services in the agreed upon timeframe.  To do so, Consultant shall determine his own working hours and schedule and shall not be subject to the Company’s personnel policies and procedures.  The Company will not set a minimum or maximum number of hours that the Consultant may work in any given day, but Consultant shall be required to spend a minimum of one hundred sixty (160) hours per month on average in each calendar month during the term of this Agreement providing Services to the Company.

                2.             Compliance with Legal Requirements.  The Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant, his agents or employees or any subcontractors.  Consultant shall comply at his expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, Federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions required to be fulfilled by independent contractors and consultants.  Other than as stated in this Agreement, Consultant shall be solely responsible and liable for all expenses, costs, liabilities, assessments, taxes, maintenance, insurance, undertakings and other obligations incurred by Consultant, his agents or employees or any subcontractors.

                3.             Compensation.

(a)            Consulting Fee.  As long as this Agreement remains in effect, the Company shall pay Consultant a consulting fee (the “Consulting Fee”) as follows:

•                  $100,000 within two (2) days after the execution of this Agreement by the parties;

•                  $100,000 on or before August 16, 2003;

•                  $100,000 on or before September 16, 2003;

•                  $50,000 on or before October 16, 2003;

•                  $50,000 on or before November 16, 2003;

•                  $50,000 on or before December 16, 2003; and

•                  $25,000 on or before the sixteenth day of each month thereafter until the expiration or termination of this Agreement.

(b)            Transaction Fee.  If during the term of this Agreement, the Company concludes a transaction (or series of related transactions or events) which results in (1) the acquisition by any person or entity (by purchase, merger, consolidation or otherwise) of fifty-one percent (51%) or more of the aggregate of all outstanding securities of the Company; or (2) the sale, disposition, lease, exchange, or other transfer of all or substantially all the assets of the Company (a “Transaction”), Consultant shall also be entitled to a fee (the “Transaction Fee”) equal to the sum of (A) 3.75% of the first $65 million of gross proceeds from the Transaction received by the holders of the Company’s Common Stock and (B) 1% of the gross proceeds received by holders of the Company’s Common Stock from the Transaction in excess of $65 million.  The Transaction Fee shall be reduced by the amount of all previously received Consulting Fees if (i) a Transaction occurs prior to the first anniversary of this Agreement and (ii) the amount of any previously received Consulting Fees and the Transaction Fee total in the aggregate in excess of $2.5 million.  The Transaction Fee shall be paid to Consultant promptly after the closing of the Transaction.

(c)            Effect of Termination on Transaction Fee.  In the event that this Agreement is terminated for any reason on or prior to the six month anniversary of the date hereof (including as a result of the Continuation Vote as defined in Section 9), Consultant shall not be entitled to the Transaction Fee unless the Transaction was considered by the Board prior to such termination and the Transaction is consummated within six months after the date of such termination.

(d)            Grant of Option.  If this Agreement remains in full force and effect after the expiration of six months after the date hereof, Consultant shall be entitled to receive a ten year option (the “Option”) to purchase 5% of the Company’s Common Stock at a strike price initially based on a valuation of the Company’s Common Stock of $65 million, but which shall increase at a rate of LIBOR plus 2%, compounded monthly.  Consultant may not exercise any amount of the Option so long as entities affiliated with Greenlight Capital, Inc. hold 10% or more of the outstanding equity securities of the Company.

                4.             Expense Reimbursement.  The Company shall reimburse Consultant for his or her reasonable and necessary out-of-pocket expenses incurred at the request of the Company or with prior approval of the Company, subject to provision of reasonable supporting documentation related thereto.  Such reimbursable expenses include, but are not limited to, travel expenses such as hotels, meals and transportation while traveling on business pursuant to this Agreement.  Furthermore, the Company acknowledges that Consultant may make use of Consultant’s Cessna 425 aircraft for Company related travel, provided that reimbursement for use of such aircraft shall be limited to $650 per flight hour unless otherwise approved by the Company.

                5.             Place of Performance.  The Consultant shall perform the services in such locations as the Consultant and the Company shall agree.

                6.             Information Furnished.  The Company shall furnish the Consultant with such information as the Consultant may reasonably request to perform services hereunder.

                7.             Confidentiality.  For the purposes of this Agreement, the term “Confidential Information” means any information regarding the Company’s (or its affiliates’) business that is (1) not generally known to the public and was acquired through the expenditure of the Company’s time, effort and/or funds, including (but not limited to) information concerning its clients, accounts, inventory, personnel, financial and performance data, financial and risk management models and related translation code, existing and contemplated business, investment and financial methods, analysis, strategy, concepts, practices and know-how; client, principal, investor, vendor and employee lists and records; customer and principal preferences and relationship information, market development information, procedures and confidential or proprietary information relating to the Company’s policies, strategies, administration or operation, and (2) acquired by Consultant during the term of this Agreement, as well as any additional information that may be classified as proprietary or constitute a trade secret under applicable state or federal law.

Consultant will not, directly or indirectly, disclose any Confidential Information to any person or entity that is not an employee, officer, director, agent or affiliate of the Company unless such disclosure is authorized in advance by the Company.  Consultant will not, during the term of this Agreement or any time thereafter, directly or indirectly, use any Confidential Information in any manner that is not directly and primarily in the best interests of the Company unless expressly authorized to do so by the Board.  Consultant acknowledges that the

Confidential Information is the sole property of the Company, and that the Company would be irreparably damaged if such Confidential Information was misappropriated or disclosed to third parties, in violation of this Agreement.  Upon the termination of this Agreement, Consultant must promptly return any and all records, information, papers, media, recordings, files or computer files or diskettes (and all copies, duplicates or facsimiles of any of the foregoing) of the Company and its affiliates (including parent and subsidiary entities) that relate in any way whatsoever to any Confidential Information.

                8.             Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement will be performed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intent of the parties hereto that the provisions hereof be enforceable to the full extent permitted by applicable law.

                9.             Termination.  This Agreement shall be terminable by any party hereto upon thirty (30) days’ prior written notice.  The Company may, upon notice to Consultant, immediately terminate this Agreement if Consultant breaches any of the provisions of this Agreement.  In addition to and notwithstanding the foregoing, on or before the six month anniversary of the date of this Agreement, if the Agreement has not been terminated and remains in effect, the Board shall vote (in accordance with the voting procedures and requirements provided in the Company’s Articles of Incorporation and/or Bylaws) whether to continue to engage consultant pursuant to this Agreement (the “Continuation Vote”).  In the event that the Board votes not to continue to engage Consultant, this Agreement shall immediately terminate upon notice to Consultant and cease to be of any further force or effect.

                10.           Complete Agreement.  This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

                11.           Remedies.  Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in his or its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

                12.           Amendments and Waivers.  Any provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant.

                13.           Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service or facsimile transmission, to the recipient at the address below indicated:

To the Company:

New World Restaurant Group, Inc.

1687 Cole Boulevard

Golden, CO 80401

Attn:  Chief Executive Officer

To Consultant:

Herbert Buchwald, P.A.

P.O. Box 24649

Denver, CO  80224

or such other addresses or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given when so delivered or sent or if mailed, five days after so mailed.

                14.           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

                15.           Indemnification.  Each party shall indemnify and hold harmless the other party against and from any and all liabilities, damages and expenses (including attorney fees) made against or incurred by the other party from any third party source for any damages caused, or contributed to, by a breach of its obligations under this Agreement.

                16.           Parties Bound.  This Agreement shall be binding on the parties hereto, their respective heirs, legatees, legal representatives, successors and assigns including but not limited to any successor of the Company upon a merger, reorganization or recapitalization except that Consultants’ duty to perform services hereunder shall not be assignable.

                17.           Entirety.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS HEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

NEW WORLD RESTAURANT GROUP, INC.

By:	/s/ Anthony D. Wedo
Name:	Anthony D. Wedo
Title:	Chief Executive Officer and Chairman of the Board of Directors

HERBERT BUCHWALD, P.A.

/s/ Herbert Buchwald
Herbert Buchwald, President

SCHEDULE I

Description of Services

Consultant shall provide legal, consulting and advisory services to the Company as deemed appropriate or desirable by the Board, which Services shall include:

•                  Serving as Chairman of the Advisory Committee of the Board;

•                  Conducting a comprehensive analysis and evaluation of the financial condition of the Company;

•                  Developing a business plan for the Company for approval by the Board to include:  (i) a strategic plan for the stability and future growth of the Company; (ii) a compensation plan, (iii) an audit plan, and (iv) a legal plan;

•                  Providing monthly reports to the Board on Consultant’s activities and progress in connection with the Services; and

•                  Consulting services as may be reasonably needed in the Company in connection with the implementation of the Services described above.